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                                                               Exhibit (a)(ii)

                 WINTHROP GROWTH INVESTORS 1 LIMITED PARTNERSHIP
                             One International Place
                           Boston, Massachusetts 02110

February 6, 1996

Dear Limited Partner:

         Enclosed is the Schedule 14D-9 which was filed by the Partnership with the Securities and Exchange Commission in connection with the offer by LON-WGI Associates L.L.C. (the "Purchaser") to purchase limited partnership units in Winthrop Growth Investors 1 Limited Partnership (the "Partnership").

         The general partners of the Partnership are affiliated with the Purchaser. Accordingly, the Partnership is remaining neutral as to whether limited partners should tender their units pursuant to the offer.

         Limited Partners are advised to carefully read the enclosed Schedule 14D-9.

                                        WINTHROP GROWTH INVESTORS 1
                                        LIMITED PARTNERSHIP